Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of January 31, 2025. The following table provides a breakdown of the major components of our Net Asset Value as of January 31, 2025 ($ in thousands, except shares):

Components of Net Asset Value
Investments at Fair Value (cost of $631,682)	$669,475
Cash and cash equivalents	331,492
Other assets	16,246
Other liabilities	(17,903)
Management fee payable	(442)
Net Asset Value	$998,868
Number of outstanding shares	37,116,828

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of January 31, 2025 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of Outstanding Shares	Net Asset Value per share as of January 31, 2025
Series I
A-II Shares	$231,116	8,621,691	$26.81
F-I Shares	$33,298	1,251,409	$26.61
V Shares	$1	40	$25.00
E shares	$221	8,201	$26.96
I Shares	$3	110	$26.77
S Shares	$3	110	$26.77
Series II
A-II Shares	$704,763	26,134,688	$26.97
F-I Shares	$28,894	1,079,582	$26.76
V Shares	$1	40	$25.00
E shares	$562	20,737	$27.12
I Shares	$3	110	$26.94
S Shares	$3	110	$26.94
Total	998,868	37,116,828